Exhibit 99.1

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 7, 2015 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,204,960 or $.27 per share, for the quarter ended March 31, 2015 – an increase of 26.07% from earnings for the first quarter ended March 31, 2014 of $955,798 or $.21 per share. Returns on average assets and average equity for the quarter ended March 31, 2015 were 1.32% and 12.93%, respectively, compared with the quarter ended March 31, 2014 returns on average assets and average equity of 1.15% and 10.92%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "With the improving economy in Charleston, we're off to a good start with better than anticipated loan volume and solid production from our mortgage department. Strategic changes within our investment portfolio and excellent control of expenses continue to drive our efficiencies and have resulted in a strong contribution to our bottom line. We are happy with our results to date and look forward to the rest of the year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2015	2014

Shares Outstanding
BKSC Common Stock	4,461,388	4,461,388

Book Value Per Share	$ 8.52	$ 7.91

Total Assets	$ 376,587,308	$ 336,618,121

3 Months
Ending

Net Income	$ 1,204,960	$ 955,798

Basic Earnings Per Share	$.27	$.21

Diluted Earnings Per Share	$.26	$.21

Weighted Average Shares
Outstanding Basic	4,461,388	4,461,332

Weighted Average Shares
Outstanding Diluted	4,573,673	4,472,593

CONTACT: Sheryl G. Sharry, (843) 724-1500